Exhibit 10.18

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain identified information marked with [*****] has been excluded from the exhibit because it is both (i) not material and (ii) the type that the registrant treats as private or confidential

5th February 2024

Nathan Givoni

Chief Executive Officer

Gelteq Limited

641 Glen Huntly Road

CAULFIELD VIC 3162

Sent by email to [*****]

Dear Nathan,

ENGAGEMENT LETTER FOR THE PROVISION OF CHIEF FINANCIAL OFFICER AND PROFESSIONAL SERVICES

Thank you for your continued appointment of Vistra Australia Pty Ltd as the provider of chief financial officer and professional services to Gelteq Limited (“Client”).

Vistra Australia is a provider of finance, business, company secretarial and legal services under one banner.

This letter together with the attached Master Agreement for Provision of Services (collectively, “Engagement Letter”), constitute the terms of service governing our appointment and should be read carefully.

In order to express your acceptance of these terms of service, kindly complete the section at the end of this letter.

Unless expressed otherwise, the Services will commence on the commencement date as outlined in the Engagement Letter.

Services and Fee Quote

You will find:

-	Our detailed services and fee quote outlined in Schedule 1

-	In Schedule 2

o	A list of additional services that we can provide with terms and scope to be detailed in additional Statement of Work as agreed between the parties from time to time; and

-	Our standard hourly rates outlined in Schedule 3

-	Our general terms and conditions in Schedule 4 and

-	Our terms and conditions applicable to Legal Services in Schedule 5

Personnel

Our nominated personnel to provide the Services are:

Name* *nominated personnel may change depending on availability.	Team	Email address
Tony Panther – named Chief Financial Officer of Gelteq Limited	Accounting	[*****]

Vistra Australia | Level 4, 100 Albert Road, South Melbourne Vic 3205 | Suite 902, Level 9, 146 Arthur Street, Sydney NSW 2060 | T: [*****]

This document must be read in conjunction with our Legal and regulatory notice at https://www.vistra.com/notices.

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Acceptance

Please confirm your acceptance of this Engagement Letter and its terms by signing below. Please feel free to contact us if you have any questions or wish to discuss.

Yours sincerely

VISTRA AUSTRALIA PTY LTD

/S/ Authorized Signatory

[*****]

Managing Director

VISTRA AUSTRALIA

FOR AGREEMENT

We agree to the appointment of Vistra Australia Pty Ltd as services provider and accept the terms and conditions of this Engagement Letter (including the terms of the Master Agreement for Provision of Services).

AGREED AND ACCEPTED FOR AND ON BEHALF OF:

CLIENT /COMPANY

Name	Title and Company Name	Signature
Nathan Givoni	Chief Executive Officer - Gelteq Limited

Vistra Australia | Level 4, 100 Albert Road, South Melbourne Vic 3205 | Suite 902, Level 9, 146 Arthur Street, Sydney NSW 2060 | T: [*****]

This document must be read in conjunction with our Legal and regulatory notice at https://www.vistra.com/notices.

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Master Agreement for
Provision of Services

5 February 2024

The Client hereby requests Vistra Australia to perform or provide, or continue to perform or provide, certain services (the “Services”) as may be agreed between the Client and Vistra Australia from time to time in any fee quote, fee proposal, email or other written document specifying the Services and related fees (each an “Order”). Services shall be in relation to the Client and/or to the below-mentioned Company and/or any other company(ies) under the administration of, or to be under the administration of, Vistra Australia (collectively, the “Companies”), or may comprise such other scope as agreed between the Client and Vistra Australia in Orders from time to time. This Master Agreement for Provision of Services (“Agreement”) shall apply to any and all Orders and any and all Services provided to the Client, the Company and the Companies (as applicable) by Vistra Australia or any affiliated company appointed by it.

NAME OF CLIENT OR COMPANY (the “Company”):	GELTEQ LIMITED
REGISTERED OFFICE:	Level 4, 96-100 Albert Road, South Melbourne VIC 3205
COMMENCEMENT DATE:	CFO Solutions & Strategic Financial Analysis and CFO Services - 5 February 2024 Other Accounting Services in Schedule 1 – continued from original engagement for accounting services on 22 March 2022.

In consideration of Vistra Australia agreeing to provide Services hereunder, the Client agrees to be bound by Vistra Australia’s general terms and conditions and specific terms and conditions attached (“Terms”) to this Agreement.

The Client also acknowledges Vistra’s obligation to make certain due diligence enquiries in respect of its clients and their activities and, accordingly, the Client confirms the propriety of the business being or proposed to be carried on by it and that such business is in compliance with applicable laws, standards and practices.

Where the Client is different from the Company, the Client also confirms it is the beneficial owner (“Beneficial Owner”) of the Company and the Companies, or that it has full authority to act on behalf of the Company and the Companies, and that Vistra Australia is entitled to take instructions in relation to the Company and the Companies from the Client, Beneficial Owner or, if applicable, any Authorised Person as the case may b

Vistra Australia | Level 4, 100 Albert Road, South Melbourne Vic 3205 | Suite 902, Level 9, 146 Arthur Street, Sydney NSW 2060 | T: [*****]

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SCHEDULE 1

VISTRA SERVICE FEES ^

Vistra Corporate Accounting Services
Standard Activities	Indicative Monthly fees (excl GST)#

CFO Solutions & Strategic Financial Analysis

●    Financial budgeting and forecasting

●   Addressing complex accounting matters

●   Cashflow analysis and restructuring

●   Revenue modelling

●   Financial system strategy and design

●   Facilitating in capital raising process

●   Other ad-hoc tasks

[*****]

CFO Services (fixed cost) **

●   Managing audit function and liaison with the Auditors (half year review and annual audit)

●   Financial Analysis, e.g. categories of expenditure

●   Financial reporting and board reports and analysis

●   Managing statutory compliances

[*****]

Accounting Services (Corporate Accounting)

●   Recording or transactions in accounting software ensuring correct coding (up to 40 transactions per months)

●   Aged payables and receivables management

●   Treasury functions (up to 2 payment runs)

●   Payroll management and execution

●   Superannuation lodgements and reconciliation

●   Monthly general ledger reconciliation

●   Monthly and quarterly tax obligations (GST & IAS)

[*****]
Accounting Services (Management Reporting) ● Monthly consolidated trial balance ● Financial Board reports ● Monthly cashflow reporting	[*****]

Half Year Review and Annual Audit Files**

●   Consolidation

●   Balance sheet reconciliations

●   Workpapers for all non-balance sheet disclosures

●   Cashflow statements

Half Year and Annual Financial Report**

●   Preparation of half year financial report

●   IFRS checklist preparation

[*****]
Total fixed cost (per month)	$13,000

Vistra Australia | Level 4, 100 Albert Road, South Melbourne Vic 3205 | Suite 902, Level 9, 146 Arthur Street, Sydney NSW 2060 | T: [*****]

This document must be read in conjunction with our Legal and regulatory notice at https://www.vistra.com/notices.

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^ Vistra reserves the right to review fees annually in June or December of any calendar year depending upon onboarding date or following the first three months of services to review scope.

*Include all travel time if physical attendance is required. Services performed beyond the hours indicated will be charged based on Hourly Rate.

**Fees exclude workings and related disclosures in the financial statements for one-off transactions such as business acquisitions, discontinued operation and any other non-standard disclosures. Fee for these would be quoted separately as and when required.  Fees also assume that, if applicable, trial balances provided for input to consolidations and reports are final, audit-cleared and do not require further adjustment.  Late adjustments to trial balance amounts, resulting in additional drafts of consolidation workbooks and financial reports, will attract additional fees based on additional staff time as required. Fee quote for financial report assumes:

●	All additional commentary for non-financial notes are provided;

●	Completed data for inclusion in Directors report provided;

●	Information is provided for completion on a timely basis; and

●	No greater than 4 versions of the Report

#	An additional technology and administration fee of 3% of the monthly invoice will be charged for incidental costs and expenses incurred from the provision of our services, e.g.: technology applications, printing, postage, copying, travelling, parking, etc.

Vistra Australia | Level 4, 100 Albert Road, South Melbourne Vic 3205 | Suite 902, Level 9, 146 Arthur Street, Sydney NSW 2060 | T: [*****]

This document must be read in conjunction with our Legal and regulatory notice at https://www.vistra.com/notices.

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SCHEDULE 2

ADDITIONAL SERVICES

Vistra Risk and Governance Services
Activities	Hours*	Fees (excl GST)#

Policy Development & Review

●   Anti-Bribery and Corruption Policy

●   Conflict of Interest

●   Diversity Policy

●   Modern Slavery Policy

●   Whistleblower Policy

●   Securities Trading Policy

●   Market Disclosure Policy

●   Shareholder Communication

●   Privacy Policy

●   Remuneration Policy

●   Business Continuity Policy

●   ESG Policy

●   Emergency Succession Policy

(any other policies required by the Client from time to time)

	N/A	Quoted Separately
Governance Policy Training ● Prepare the training material ● Conduct the training (F2F or virtual)	N/A	Quoted Separately
Risk Management Framework Development ● Risk Management Policy ● Risk Register ● Risk Appetite Statement ● Risk Reporting Dashboard	N/A	Quoted Separately

Board Induction & Performance Assessment

●   Director Induction and Training

●   Board and Committee Performance Review

●   Board Skills Matrix Review

●   Individual Directors Performance Review

●   Performance Review Results and Report

	N/A	Quoted Separately
Cyber Risk Training ● Cyber Risk Framework ● Cyber Security Hygiene Checklist ● IT Acceptable Use Policy	N/A	Quoted Separately

On-Going Compliance or Risk Advisory

●   Maintaining the risk and compliance framework

●   Preparing periodic reports/ dashboard to the Board/ ARC

●   Attendance of meeting with the Board or ARC

●   Providing general risk/ compliance advice to the Board/ ARC/ management

	N/A	Quoted Separately

Vistra Australia | Level 4, 100 Albert Road, South Melbourne Vic 3205 | Suite 902, Level 9, 146 Arthur Street, Sydney NSW 2060 | T: [*****]

This document must be read in conjunction with our Legal and regulatory notice at https://www.vistra.com/notices.

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Vistra OTHER Services
Activities	Fees (excl GST)#
Corporate Secretarial Services	Quoted Separately
Taxation Services	Quoted Separately
Payroll Services	Quoted Separately
Valuation services (financial valuation, options valuation, etc.)	Quoted Separately
International Expansion Services	Quoted Separately
Legal Services	Quoted Separately
Company Formation Services	Quoted Separately

Vistra Australia | Level 4, 100 Albert Road, South Melbourne Vic 3205 | Suite 902, Level 9, 146 Arthur Street, Sydney NSW 2060 | T: [*****]

This document must be read in conjunction with our Legal and regulatory notice at https://www.vistra.com/notices.

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SCHEDULE 3

HOURLY RATES APPLICABLE TO ACCOUNTING, GOVERNANCE AND COMPANY SECRETARIAL SERVICES^

Our current standard hourly rates applicable to services:

Personnel Level	AU$ per hour (ex GST)
Associate	[*****]
Senior Associate	[*****]
Assistant Manager	[*****]
Manager	[*****]
Senior Manager	[*****]
Director	[*****]

HOURLY RATES APPLICABLE TO LEGAL SERVICES^

Our current standard hourly rates applicable to legal services:

Personnel Level	AU$ per hour (ex GST)
Administration	[*****]
Graduate	[*****]
Paralegal	[*****]
Associate	[*****]
Senior Associate	[*****]
Director	[*****]
Special Counsel	[*****]

Vistra Australia | Level 4, 100 Albert Road, South Melbourne Vic 3205 | Suite 902, Level 9, 146 Arthur Street, Sydney NSW 2060 | T: [*****]

This document must be read in conjunction with our Legal and regulatory notice at https://www.vistra.com/notices.

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SCHEDULE 4

GENERAL TERMS AND CONDITIONS

1.	Definitions

“Agreement”	means the Master Agreement for Provision of Services including these Terms, including the engagement letter, any Order and any schedules, statements of work or attachments here- or thereto, which Orders, schedules, statements of work or attachments (as applicable) may include additional Services and Fees mutually agreed in writing at the time of execution of this Agreement or afterwards during the term of this Agreement and deemed to be incorporated by reference constituting the entire agreement of the parties related to the subject matter of this Agreement notwithstanding that any Services may have been provided prior to the incorporation of the Company or that this Agreement has been executed after the date of this Agreement all of which actions are deemed to be ratified and approved by the Client as evidenced by the execution of this Agreement by the Client.

“Authorized Person”	means the person or persons who is or are authorized by the Client to give instructions to Vistra Australia or any Nominee, including any person whose name, address and signature are set out in this Agreement and any other person so indicated by the Client to Vistra Australia.

“Beneficial Owner”	means the person(s) who ultimately controls the Client as defined in applicable laws and regulations.

“Client”	means the person, persons, legal entity or legal entities who has or have made the Request and who has/have engaged Vistra Australia to provide the Services from time to time subject to this Agreement. For the purposes of this Agreement, the term “Client” may include the Company(ies) and the Beneficial Owner(s).

“Company”	means the subject legal entity or legal entities created for or on behalf of the Client and under the administration or to be under the administration of Vistra Australia as described on page 1 of this Agreement and/or any other company(ies) under the administration or to be under the administration of Vistra Australia as agreed between the Client and Vistra Australia.

“Fees”	means any fees or charges raised by Vistra Australia or any Nominee (including any additional charges as referred to in Clause 4 below) for any Services pursuant to this Agreement (including any Order).

“GST”	means goods and services tax.

Legal Services”	means the services provided by Vistra Legal.

“Order(s)”	means any fee quote, fee proposal, statement of work, email or other written document describing the Services and associated Fees as may be agreed by the Client and Vistra Australia from time to time, including the Fee Quote/Proposal and any further quotes or proposal accepted by the Client. A standard template statement of work form is attached hereto as Appendix A.

“Nominee”	means any internal or external individual or company who or which is appointed by Vistra Australia to perform any (part of the) Services.

“Request”	means any request by, or agreement with, the Client for Vistra Australia to perform Services (and pursuant to which Vistra Australia may introduce Nominee(s) to the Client).

“Sanctioned Activity”	means any activity, service or trade subject to sanctions imposed by a Sanctioning Authority.

“Sanctioning Authority”	means the United Nations, European Union, United Kingdom, United States of America or any other applicable competent authority or government.

“Sanctioned Party”	means any persons, entities or bodies designated as a sanctioned party by a Sanctioning Authority.

“Services”	means any act done or to be done, or services performed or to be performed, by Vistra Australia or any Nominee for the Client or any Company, including Legal Services where so expressly agreed in writing.

“Terms”	means these General Terms and Conditions and any other specific Terms and Conditions entered into and applicable to the specific type of Services provided.

“Trust Account”	means a bank account which is segregated from Vistra Australia’s own funds.

Vistra Australia | Level 4, 100 Albert Road, South Melbourne Vic 3205 | Suite 902, Level 9, 146 Arthur Street, Sydney NSW 2060 | T: [*****]

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“Vistra Australia”	means either Vistra Legal in case the relevant Services provided to the Client comprise Legal Services, or VISTRA (AUSTRALIA) PTY LTD for any Services other than Legal Services provided to the Client, each time as applicable.

“Vistra Group companies”	means Vistra Australia and all of their respective affiliated companies under the direct or indirect control of Vistra Group Holdings (BVI) III Limited and operating under the brand name “Vistra”, including those incorporated, set up or acquired subsequent to the date of this Agreement.

“Vistra Legal”	means VISTRA AUSTRALIA LEGAL SERVICES PTY LTD, an incorporated legal practice registered with the Victorian Legal Services Board, Australia.

2.	Validity

This Agreement is effective from the date of signing this Agreement. By entering into this Agreement and accepting any Order, the Client agrees to this Agreement and its Terms. In case of any conflict between these Terms and any Order, the Order shall take priority.

3.	Charges

3.1	The Client will pay to Vistra Australia or directly to any Nominee or any other company nominated by Vistra Australia as directed by Vistra Australia, the relevant annual Fees or other fixed or time-based Fees in respect of the Services in accordance with the terms stated on the relevant invoice for the same or as otherwise agreed in the Order. Vistra Australia shall not be required to refund any part of the Fees upon termination for any reason of the appointment of any Nominee or the provision of the Services.

3.2	Vistra Australia shall be entitled to increase the relevant Fees on an annual basis in line with the greater of the Australia Consumer Price Index or five percent (5%).

4.	Additional Charges

Vistra Australia reserves the right to charge, or authorize the charging of, such reasonable additional Fees (which may include, but not be limited to, claims for reimbursement of all transaction charges, such as bank fees, governmental levies, duties or fines and all other disbursements and out-of-pocket costs) in respect of any Services provided by Vistra Australia or any Nominee which are in addition to those covered by the annual Fees or fixed or time-based Fees as published from time to time. The amount of such additional Fees will be based upon the time required to perform such additional Services and the circumstances of their performance, and shall, if applicable, be agreed between Vistra Australia and the Client or the Company, as applicable.

5.	Billing Procedure

Fees, where advised so by Vistra Australia, are payable in arrears on a monthly basis. Time-based or other Fees, for the provision of professional and administration services, shall be raised by Vistra Australia from time to time, normally in advance unless otherwise agreed, and all Fees are payable within thirty (30) days of presentation of invoice or as otherwise stated in the relevant invoice.

6.	Payment of Invoices

6.1	Invoices for Fees and any additional charges shall be rendered in the name of Vistra Australia, the relevant Nominee, or any other company nominated by Vista Australia. Invoices may, at the request of the Client, be issued to another person, provided that the Client shall remain responsible for the correct and timely payment of such invoices. Where any funds are held by Vistra Australia or any Nominee on behalf of the Client or the Company, Vistra Australia shall be authorised to utilise such funds for payment (either partially or in full) of agreed Fees or the Fees and charges which are deemed accepted without further notice.

6.2	The Client guarantees to Vistra Australia, and shall remain liable for, payment of all invoices rendered by Vistra Australia for the Services. The Client and the Company agree that any Vistra Group company designated by Vistra Australia from time to time shall have the right to collect payment on behalf of Vistra Australia, which includes the right to debit the credit card of the Client with prior notice to the Client or the Company. Any disagreements by the Client with any invoice raised by Vistra Australia or a Nominee must be promptly notified to Vistra Australia in writing.

Vistra Australia | Level 4, 100 Albert Road, South Melbourne Vic 3205 | Suite 902, Level 9, 146 Arthur Street, Sydney NSW 2060 | T: [*****]

This document must be read in conjunction with our Legal and regulatory notice at https://www.vistra.com/notices.

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6.3	The Company and the Client acknowledge that Vistra Australia may employ debt collection agencies to collect all amounts due and payable by the Company and by the Client to Vistra Australia under this Agreement, and the Company and the Client shall be liable for any reasonable charges Vistra Australia may incur in connection herewith including all costs and expenses (including legal and debt collection agencies’ costs and disbursements) in connection with any legal proceedings taken by or on behalf of Vistra Australia to enforce any provision of this Agreement.

6.4	In the event where any Fees, charges or payments that are due and payable to Vistra Australia shall remain unpaid and outstanding for a period of more than thirty (30) days, (i) Vistra Australia shall be entitled, but not obliged, without prejudice to any other rights it may have in contract or law, to suspend the Services without further notice to the Company or the Client and such suspension shall take effect and remain in full force until such time when all outstanding Fees or charges are settled to the satisfaction of Vistra Australia; and (ii) Vistra Australia shall reserve the right to charge interest at the rate of 2% per month on all overdue Fees, charges or payments (“Total Outstandings”) until all Total Outstandings have been fully settled.

7.	Instructions

7.1	Subject to clause 7.4, the Client, the Beneficial Owner or the Authorised Person (as the case may be) shall make Requests and provide information to Vistra Australia or any Nominee in such manner as may be reasonably required by Vistra Australia. Vistra Australia and any Nominee are expressly authorised to act on Requests made by, or on behalf of, the Client or the Authorised Person (or which Vistra Australia or any Nominee has reasonable grounds to believe were communicated by or on behalf of the Client or the Authorised Person), but it is recognized by the Client that Vistra Australia or any Nominee will normally prefer Requests to be an original written document signed by the Client or the Authorised Person. Documents bearing a facsimile (fax) instruction or signature, or an email instruction from an address which has previously been notified to Vistra Australia which is believed by Vistra Australia to be genuine, are acceptable and binding.

7.2	In connection with Requests, the Client or the Authorised Person will promptly provide any information, such as full names and addresses, terms and conditions of purchase and/or sale, as Vistra Australia may request to enable Vistra Australia to prepare original documentation and adjustments or otherwise provide the Services. The Client or the Authorised Person will keep Vistra Australia informed of all management actions relevant to the Services so that Vistra Australia or any Nominee are in a position to relay decisions to third parties as Vistra Australia thinks fit under the circumstances.

7.3	The Client undertakes to keep Vistra Australia or the Nominee informed of any material items affecting the Company’s financial affairs in general and in particular any liabilities, both actual or contingent, and any actions taken by third parties against the Company, and all and any material changes in any data or procedures, and all other necessary information to allow Vistra Australia or any Nominee to effectively provide the Services or manage the affairs of the Company as applicable.

7.4	Vistra Australia or the Nominee may at any time do, or refrain from doing, any act without reference to the Client or the Authorised Person if in the discretion of Vistra Australia or any Nominee it is considered reasonably necessary to do so. In the event that no suitable or timely instructions have been received by Vistra Australia then Vistra Australia shall be authorised to take such action as it considers appropriate in the circumstances. Vistra Australia shall not be liable for acting or not acting in accordance with instructions or requests or representations or documents that it considers to be genuine.

7.5	The Client, and as the case may be, the Company, warrants the validity, lawfulness and authenticity of all instructions given to Vistra Australia at any point of time.

8.	Exclusion of Liability

8.1	Neither Vistra Australia, nor any Nominee, nor any other Vistra Group company shall make any warranty as to the efficacy of the Services or with respect to the raising of equity or debt finance and application of that finance to any business of the Client or the Company. For the avoidance of doubt, neither Vistra Australia, nor any Nominee, nor any other Vistra Group entity carries out any investment or investment advisory business. Except as expressly set forth in this Agreement, neither Vistra Australia, nor any Nominee, nor any other Vistra Group company make any representations or warranties of any kind in respect of the Services, whether express or implied, including any warranties of merchantability or fitness for a particular purpose.

8.2	In no event shall Vistra Australia, a Nominee, or any Vistra Group company be liable for any indirect, incidental, exemplary, speculative, consequential, special or punitive damages of any kind, including, without limitation, costs of delay, business interruption, damages for cover or loss of use, goodwill, data, records, information, revenue, profits, orders, anticipated cost savings or reputation, loss or damage to property or equipment, or any pecuniary loss, even if it had been advised of the possibility of such damages. The foregoing limitation of liability and exclusion of certain damages shall apply regardless of the success or effectiveness of other remedies.

Vistra Australia | Level 4, 100 Albert Road, South Melbourne Vic 3205 | Suite 902, Level 9, 146 Arthur Street, Sydney NSW 2060 | T: [*****]

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8.3	Neither Vistra Australia nor any Nominee, nor any Vistra Group company shall be liable to the Client, the Company and the Authorised Person in respect of anything done or omitted to be done by Vistra Australia or any Nominee, except in case of fraud or bad faith or gross negligence on the part of Vistra Australia or the Nominee.

8.4	Vistra Australia is a member or affiliate member of the Chartered Accountants Australia and New Zealand (CA ANZ). Where CA ANZ schemes have been approved under professional standards legislation in force in Australian states or territories, Vistra Australia’s liability in connection with the Services is limited in accordance with those CA ANZ schemes.

8.5	To the extent that such is allowed by law and where Vistra Australia’s liability is not limited by a scheme, the total maximum liability of Vistra Australia (including any Nominee, any Vistra Group company and their respective employees) to the Company or the Client of whatever nature in relation to the Services and this Agreement shall not exceed two (2) times the Fees paid by the Company or the Client in relation to the engagement of Vistra Australia under this Agreement during the twelve (12)-month term immediately preceding the event giving rise to the relevant claim.

8.6	Any claims sought to be brought or made in connection with the Services shall be brought or made within two (2) years of the date on which the work giving rise to the relevant claim was performed.

9.	Undertaking

9.1	The Client will procure and undertakes and warrants that all acts requested to be done by Vistra Australia or any Nominee will comply with all laws affecting, or binding upon, the Company, Vistra Australia, any Nominee, the Client and/or any Authorised Person, and that all statements, documents and contracts of whatsoever nature which Vistra Australia or any Nominee are obliged or requested to sign, will respectively, be true, accurate and lawful in all respects.

9.2	The Client shall also procure, and undertakes and warrants, that all obligations on either itself or the Company to keep accounts and file any governmental or regulatory returns will be complied with and all papers and documents which are required by law to be filed with any authority will be duly filed on a timely basis and all fines incurred as a result of any late or deficient filing shall be promptly paid; and that all taxes required to be paid, as a result of the provision of Services to the Client, or as the case may be, the Company, will be duly paid. In the event of the Company becoming insolvent, the Client undertakes to be personally responsible for all debts and any taxes and duties that may be payable and to make such arrangements for due payment as Vistra Australia may reasonably require for an orderly liquidation of the Company.

9.3	The Client hereby confirms the lawfulness of the purposes of the Services. The Client undertakes and warrants that in the event that the Client or the Company is to invoice any third party for any goods, services or commission payments, there is a genuine underlying transaction relating to the invoice and the goods or services have been or will be provided by the Client to that third party, and that the goods or services are provided at credible values. In the circumstance that any third party, including the Client, shall be involved, either directly or indirectly, in the Services being performed, including but not limited to, any rights exercised by the said third party as an empowered attorney or director or partner, then the Client warrants that all the actions taken or not taken by the said party shall be proper and lawful and shall not in any way prejudice Vistra Australia.

9.4	Except as may be expressly agreed in the scope of services, the Client confirms that Vistra Australia (or any Nominee or any of the Vistra Group companies):

(a)	has not, and shall not, directly or indirectly, provide any tax, financial, regulatory or legal advice in respect of the engagement of Vistra Australia and the provision of the Services, and

(b)	has advised the Client to obtain independent legal, tax, regulatory, securities law and such other professional advice as appropriate with regard to the engagement of Vistra Australia and the provision of the Services.

9.5	The Client undertakes to ensure that any fiscal reporting requirements and obligations of the Company of which he is aware are brought to the attention of the officers of the Company and Vistra Australia.

9.6	The Client and the Company shall procure, and agree, undertake and warrant, to promptly provide Vistra Australia with any due diligence documents and information as may be required by applicable laws, regulations or internal compliance policies from time to time in relation to the provision of Services.

Vistra Australia | Level 4, 100 Albert Road, South Melbourne Vic 3205 | Suite 902, Level 9, 146 Arthur Street, Sydney NSW 2060 | T: [*****]

This document must be read in conjunction with our Legal and regulatory notice at https://www.vistra.com/notices.

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9.7	Vistra Australia and the Client shall not directly or indirectly disclose the confidential and proprietary information received from the other party to any third party without the other party’s prior written consent, unless required to do so in accordance with a court order or other relevant instruction by an appropriate government organization. In such circumstances, the party receiving such instructions shall use reasonable endeavours to inform the other party prior to providing such information or complying with such other instructions. For the avoidance of doubt, Vistra Australia shall, where such is reasonably required by it in order to perform or deliver Services, have the right to share any confidential and proprietary information relating to the Client or the Company with any Nominee and any other Vistra Group company, including their respective officers, directors, employees and agents, provided that Vistra Australia shall remain responsible for the acts and omissions of any such party in accordance with this Agreement.

9.8	Vistra Australia and the Client undertake to notify each other within seven (7) days of any change in their address or usual contact details (e-mail address, phone numbers and fax) and any party which fails to notify, shall be fully responsible for any consequences thereof and of the other party continuing to use the original contact details.

9.9	The Client undertakes and warrants that the Client is authorised (where applicable, by the proposed directors and shareholders of the Client or the Company, as the case may be) to instruct Vistra Australia to provide the Services. If the Client is a professional advisor or other intermediary acting on behalf of the Company or any other party using the Services (collectively, the “End Client”), the Client, in this context being an intermediary (the “Intermediary”), also warrants that:

(a)	the Intermediary has made the End Client aware of these Terms and in particular, the limitations on Vistra Australia’s liability, and the End Client has accepted these Terms;

(b)	if applicable, the Intermediary has made the End Client aware of any additional terms and conditions, agreements, contracts and statements of work the parties have entered into or will enter into pursuant to, or in connection with these Terms (collectively, “Additional Terms”), and the End Client has accepted the Additional Terms; and

(c)	the Intermediary agrees to indemnify Vistra Australia and any of its affiliated companies and its/their respective officers, directors and employees (collectively, “Indemnified Parties”), and keep it/ them indemnified against any liability, liabilities, damages, costs and expenses which it/they may incur as a result of any breach by the Intermediary and/or the End Client of the warranties included in this Clause.

9.10	The Client undertakes and warrants that it will not engage, and will not knowingly permit the Company to engage, in any activity, practice or conduct which would constitute an offence under any anti-bribery or anti-corruption law applicable to the Client, the Company or to Vistra Australia, and further that the Company has not been established nor will it be used to handle, conceal or utilise in any way assets derived from or related to the proceeds of any criminal conduct including, but not limited to, tax fraud or evasion, money laundering, drug trafficking, arms dealing, or terrorism.

9.11	The Client undertakes and warrants that it will:

(a)	comply with, and will not knowingly permit the Company to fail to comply with, all applicable anti-slavery and human trafficking laws, statutes and regulations from time to time in force; and

(b)	not engage, and not knowingly permit the Company to engage in, any activity, practice or conduct that would constitute an offence under applicable anti-slavery and human trafficking laws.

9.12	When the staff of Vistra Australia, any Nominee or any Vistra Group company are assigned to work for the Client or the Company, the Client agrees that, during the period of the engagement and for a period of twelve (12) months following the completion or termination of the engagement, neither the Client, the Beneficial Owner, the Authorised Person, nor the Company will solicit, employ, or procure a third party to solicit, employ, any employee of Vistra Australia, any Nominee and any Vistra Group company who has taken part in the provision of the Services without Vistra Australia’s prior written consent. If Vistra Australia gives its written consent, Vistra Australia shall reserve the right to charge the Client a fee equivalent to the recruitment, training and additional expenses required to replace such employee (plus GST).

9.13	In case the Services are comprised of Vistra Australia supplying (a) director(s) or officer(s) to the Client and/or the Company, the Client undertakes and warrants that it shall procure and maintain appropriate directors’ and officers’ (“D&O”) insurance with reputable insurers for the duration of such Services provision and for a period of no less than two years thereafter. Such D&O insurance shall include and cover Vistra Australia and any Nominee serving as directors or officers of the Client and/or the Company from time to time. The Client shall provide a copy of such D&O insurance policy to Vistra Australia and the relevant Nominee upon their request.

Vistra Australia | Level 4, 100 Albert Road, South Melbourne Vic 3205 | Suite 902, Level 9, 146 Arthur Street, Sydney NSW 2060 | T: [*****]

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10.	Indemnity

10.1	The Client will fully defend, indemnify and hold harmless Vistra Australia, any Nominee, and any Vistra Group company, including all of its and their respective directors, officers, staff, agents and subcontractors, against any and all direct costs, expenses, claims, demands and liabilities for which any of them may become liable and against all actions, suits, proceedings, claims or demands of any nature whatsoever which may be taken or made against any of them or which may be incurred or which may arise by reason of any act or anything done, or services performed by Vistra Australia or any Nominee in relation to and pursuant hereto or by reason of anything omitted to be done or any failure to do or perform any act or service which ought to have been done or performed by Vistra Australia or any Nominee in relation to and pursuant hereto or in connection with an instruction reasonably believed by Vistra Australia to be given in writing by the Client or the Company, provided that no such obligation shall apply in case any such liability directly resulted from Vistra Australia’s own grossly negligent acts or omissions. In the event that any claim is made and which may entitle Vistra Australia or any of the parties stated above to seek an indemnity from the Client, then Vistra Australia shall inform the Client of the details of any such claim as soon as reasonably practicable after becoming aware of such claim, and Vistra Australia shall be entitled to determine whether it wishes to participate in or to control the defence of that claim.

10.2	The indemnities herein are made without prejudice to any other indemnities given by the Client or any other party.

11.	Successors, Assigns and Subcontractors

The obligations of the Client herein contained (which are joint and several if there is more than one Client) shall bind the assigns and successors of the Client and shall not be affected by any change in the shareholding or composition of Vistra Australia or in the identity of any Nominee. The Client’s agreements and obligations herein contained shall not be affected by any change in the shareholding or composition of Vistra Australia or in the identity of any Nominee and shall be for the benefit of any successors or assigns of Vistra Australia or any Nominee. The obligations of the Client under this Agreement may not be assigned without the prior written consent of Vistra Australia. Any substitution by Vistra Australia or a Nominee of another Nominee shall be deemed not to affect or to cancel any benefit enduring to Vistra Australia to the intent that the Client shall if called upon to do so, novate and meet any contractual obligation to answer such benefit without set-off or counterclaim, or for such benefit to be demanded. Vistra Australia may assign or subcontract any part of this Agreement including any agreement (including any Order) entered into between them, to any Nominee (including any other Vistra Group company) without the prior written consent of the Client, provided that Vistra Australia shall in such case remain liable for the acts and omissions of any such subcontractor in accordance with these Terms.

12.	Amendments

Any amendments to these Terms will need to be agreed in writing between Vistra Australia and the Client.

13.	Termination

13.1	Vistra Australia or any Nominee may at any time terminate this Agreement and/or any Order by written notice to the Client, the Company or the Authorised Person with a sixty (60) day notice period requirement and at the absolute discretion of Vistra Australia. In the event of such termination, Vistra Australia may terminate any Nominee’s nomination and cease doing any acts or performing any Services on behalf of the Client and the Client shall procure that all such acts are done as may be necessary to give effect to such termination or to secure the appointment of substitutes. Vistra Australia or any Nominee may require the Client to execute documents to give effect to these provisions and Vistra Australia or any Nominee are expressly authorised to date and complete and to utilise such documents in the event of such termination so as to give effect thereto and to the appointment of substitutes. Vistra Australia or any Nominee may require the Client to pay any sums owed to Vistra Australia or any Nominee by the Client in respect of Services and other costs incurred up to the date of termination. If such sums or costs are not paid within thirty (30) days of demand for payment, Vistra Australia or the Nominee may arrange for their settlement out of monies held by the Company, or otherwise may sell such securities as may be held by Vistra Australia or the Nominee and appropriate the proceeds of such sale towards the settlement of such sums.

13.2	In the event that Vistra Australia becomes aware that any of the Client, its affiliate(s), the Company or the Authorised Person becomes a Sanctioned Party or conducts any transaction or has any relationship with a Sanctioned Party, or (any part of) the performance of this Agreement (including the provision of any Services by Vistra Australia) becomes a Sanctioned Activity, Vistra Australia shall have the right at its discretion to (partially or fully) terminate this Agreement and any Services with or without notice.

Vistra Australia | Level 4, 100 Albert Road, South Melbourne Vic 3205 | Suite 902, Level 9, 146 Arthur Street, Sydney NSW 2060 | T: [*****]

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13.3	The Client may at any time terminate this Agreement and/or any Order by sixty (60) days advanced written notice to Vistra Australia.

13.4	In the event of termination of this Agreement pursuant to the above, upon the Client’s written request, Vistra Australia or the Nominee shall return to the Client all documents papers and files relating to the Company provided that all Fees and disbursements payable hereunder shall then have been paid up to date by or on behalf of the Client, provided that Vistra Australia may retain copies of any such documents, papers and files in accordance with any applicable laws and regulations as well as Vistra Australia’s applicable document retention policies.

13.5	Notwithstanding such termination by Vistra Australia or any Nominee or the Client, the exclusions of liability contained in Clause 8 and the indemnities contained in Clause 10 above shall endure for the benefit of Vistra Australia, any Nominee and any other party stated therein also post-termination of this Agreement.

14.	Data Protection, Consent to Sharing, Confidentiality and Records

14.1	Vistra Australia shall use the information that it obtains from the Client for the purpose of administering the Company, the provision of the Services or of any other services to the Client and the carrying out of activities, including but not limited to, customer relationship management, internal marketing and business development, auditing, risk assessment, fraud and crime prevention. In administering the Company or providing any Services or other services to the Client or carrying out the activities described above, the Client agrees and explicitly consents to this Agreement, to Vistra Australia, whenever it deems fit, sharing with and transferring the information and personal data concerning the Client (including but not limited to customer due diligence documentation required and collected by Vistra Australia to meet our statutory and/or internal “know your client” requirements and also for compliance with CRS, FATCA and other applicable disclosure and reporting obligations such as anti-bribery and anti-money laundering laws) to other Vistra Group companies operating in other offices around the world, and to third party agents, contractors, suppliers, or other service providers located anywhere in the world provided they are operating under appropriate agreements . In addition, Vistra Australia shall be entitled to disclose information about the Client to auditors, legal advisors and regulatory and governmental bodies wherever and whenever it shall deem fit.

14.2	Subject to the above and unless Vistra Australia shall have the right or duty to disclose or is permitted or compelled to do so by law or to meet regulatory and/or licensing requirements, Vistra Australia shall not disclose or process any information or personal data about the Client or the Company without the prior consent of the Client or an Authorised Person.

14.3	The Client has the right to check the personal data and information that Vistra Australia holds and collects about the Client and to access such data; to require Vistra Australia to correct any data and information relating to the Client which is inaccurate; and, to ascertain the policies and practices of Vistra Australia in relation to such data and to be informed of the kind of data held by Vistra Australia.

14.4	Unless otherwise agreed in writing between the parties, the Client acknowledges and approves that Vistra Australia may destroy all records of the Client including any Confidential Information in respect of the Client at any date after seven (7) years following the end of the year in which the Service relationship is terminated.

14.5	The Client and the Company agree that Vistra Australia may take and retain such copies as it thinks fit of any document, record, register, correspondence or any other papers in possession of Vistra Australia that belong in law to the Client. Any document, record, register, correspondence or other papers in possession of Vistra Australia that do not belong in law to the Client remain the property of Vistra Australia.

14.6	The Client agrees that it has read and understood, and agrees to, Vistra Group’s global privacy statement, data protection and data security policies (“Policies”) as can be reviewed at https://www.vistra.com/notices and https://www.vistra.com/privacy-notice, and that the Client has provided the Policies for review to anyone else whose data it may provide to Vistra Australia, and that they have also read, understood and agreed to the Policies.

14.7	The Client acknowledges and agrees that Vistra Australia may change the Policies from time to time, and that it shall be the Client’s responsibility to check any such updates from time to time and communicate such updates to anyone else whose data it may provide to Vistra Australia.

14.8	The Client warrants that it and anyone else whose data the Client provides to Vistra Australia, explicitly agree and consent to the cross-border transfer of any personal data and information provided to and collected by Vistra Australia, including the transfer of such data to any Vistra Group company, any other Nominee, and any third party entities that have agreed to appropriate confidentiality terms.

Vistra Australia | Level 4, 100 Albert Road, South Melbourne Vic 3205 | Suite 902, Level 9, 146 Arthur Street, Sydney NSW 2060 | T: [*****]

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14.9	Vistra Australia’s files (including any files relating to the Client and/or the Company) may be periodically reviewed by internal auditors employed by the Vistra Group and/or external auditors and/or an independent regulatory or quality control body and the Client consents to this.

14.10	The Client acknowledges that as a result of a number of “Automatic Exchange of Information Agreements” (including the United States Foreign Account Tax Compliance Act (FATCA), the EU Mandatory Disclosure Regime and the Common Reporting Standard (CRS) founded on Article 6 of the Convention on Mutual Administrative Assistance in Tax Matters and/or prevailing legislation and regulation pertaining to taxation matters), Vistra Australia may be obliged to obtain and provide certain Client information to the relevant tax authorities and/or direct to one or more foreign tax authorities (under the terms of the relevant legislation and regulation or, as the case may be, the mechanisms of the particular exchange agreement concerned) who, in each case may in turn similarly pass all or part of such information to one or more foreign tax authorities.

14.11	Notwithstanding anything to the contrary contained herein, Vistra Australia may from time to time use the Client’s name and logo on its website and in its promotional materials to state that the Client is a customer of Vistra Australia and its Services.

15.	Provision of Payment Services

15.1	Vistra Australia may from time to time be engaged by the Client to provide certain treasury, payment and/or invoicing services (collectively, the “Payment Services”).

15.2	The Client refers to one or more accounts (“Accounts”) that it has opened or intends to open with any bank(s) and/or other financial institution(s) appropriately regulated by the applicable and appropriate monetary authority or regulatory authority (collectively referred to as the “Banks”).

15.3	In connection with the provision of the Payment Services, the Client declares to authorize Vistra Australia and any duly authorized individual acting for and on behalf of Vistra Australia (collectively, the “Authorized Person(s)”), with full authority, each acting jointly as well as separately, to perform any or all of the following authorized matters for and on behalf of the Client:

(a)	to, in its sole discretion, execute or procure to be executed any and all agreements, proxies, mandates, deeds and/or documents, and take or procure to be taken any and all actions on behalf of the Client, which the Authorized Person(s) may consider necessary or appropriate to operate the Accounts in the name of the Client (collectively referred to as “Payment Solution(s)”);

(b)	to receive or access any information relating to the Accounts as may be reasonably appropriate;

(c)	to, for and on behalf of the Client, set up the Bank authorization (or such authorizations as required) on the relevant Payment Solution(s) to which the Client has subscribed or will subscribe in the manner and form the Authorized Person(s) deem(s) fit and as indicated or approved by the relevant Payment Solution provider;

(d)	to perform acts of disposition and collection in respect of the Accounts and issue instructions to the Banks in respect of the Accounts (whether through the use of a separate payment solution, payment channel or otherwise), including instructions to debit or credit the Accounts; and

these authorized matters mentioned under (a) to (d) above are hereinafter collectively referred to as this “Authorization”.

15.4	This Authorization is valid as per the date of this Agreement and continues to be effective and valid until the termination of this Agreement, or at such other time as may be agreed between the parties in writing. Any and all liability incurred under this Authorization (regardless of which Authorized Person’s act or omission caused such liability), and whether in contract, tort, strict liability, statute, or any other theory of liability, is exclusively governed by the terms and conditions included in this Agreement. For the purpose of this Authorization, the term “Vistra Australia” as used in the Agreement shall include all Authorized Persons, as applicable.

15.5	The Client will fully defend, indemnify and hold harmless Vistra Australia, any Authorized Person, and any Vistra Group company, including all of its and their respective directors, officers, staff, agents and subcontractors, against any and all costs, expenses, claims, demands and liabilities for which any of them may become liable and against all actions, suits, proceedings, claims or demands of any nature whatsoever which may be taken or made against any of them or which may be incurred or which may arise directly or indirectly by reason of any act or anything done, or services performed by Vistra Australia or any Authorized Person in relation to and pursuant hereto or by reason of anything omitted to be done or any failure to do or perform any act or service which ought to have been done or performed by Vistra Australia or any Authorized Person in relation to and pursuant hereto or in connection with an instruction reasonably believed by Vistra Australia or any Authorized Person to be given by the Client.

Vistra Australia | Level 4, 100 Albert Road, South Melbourne Vic 3205 | Suite 902, Level 9, 146 Arthur Street, Sydney NSW 2060 | T: [*****]

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16.	Provision of Legal Services

16.1	Where the Client has engaged Vistra Legal to provide Legal Services, Schedule 5 Special Terms Applicable to Legal Services applies together with this Schedule 4 General Terms and Conditions. In case of any inconsistency between this Schedule 4 General Terms and Conditions and Schedule 5, Schedule 5 prevails.

17.	Client Monies

Vistra Australia may, from time to time, hold money on the Client’s behalf. Such money will be held in a Trust Account. While Vistra Australia will take reasonable steps to satisfy itself as to the financial standing of the bank into which that money is paid, the Client agrees that, provided that the bank is a licensed bank, Vistra Australia shall not be liable to the Client for any losses incurred (including loss of the funds held on the Client’s behalf) in the event that such bank becomes insolvent or is otherwise unable to release the funds held or comply with payment instructions properly given on the due date or at all. Funds held in a Trust Account will not attract positive interest. The Trust Account will be operated, and all funds dealt with, in accordance with the applicable law governing such account(s). The Client is strictly prohibited from providing the Trust Account bank details to third parties without Vistra Australia’s prior written consent.

18.	Relationship of the Parties

The relationship between the parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any partnership, joint venture or other form of joint enterprise, or employment relationship between the parties, and neither party shall have authority to contract for or bind the other party in any manner whatsoever.

19.	Services Not Exclusive

19.1	Neither the nomination of nor the provision of the Services by Vistra Australia or any Nominee is exclusive to the Client. Vistra Australia reserves the right during the term of this Agreement to deliver services to other clients whose interests might compete with the Client’s or the Company’s or are or may be adverse to the Client’s or Company’s, subject to Clause 14.

19.2	Vistra Australia may receive, subject to the constitutional documents of the Company and in compliance with applicable laws and regulations, certain benefits, including fees, brokerages, commissions, monetary benefits, paid or provided (whether directly or indirectly) by any party arising from this Agreement or in relation to its provision of the Services.

20.	Joint and Several Liability

In the event that the Client is more than one person, then it is the responsibility of the Client to nominate which of those persons Vistra Australia shall take instructions from and in the event that no person is nominated, then Vistra Australia shall be entitled to take instructions from such of the persons as it considers appropriate. Each of those persons shall be jointly and severally liable for the obligations of the Client as stated herein and each person hereby guarantees and warrants compliance by the Client of those obligations and duties.

21.	Entire Agreement

The terms of this Agreement supersede and replace all previous agreements or understandings between the parties or their representatives in respect of its subject matter.

22.	Notices

Notices to the Client or the Company may be validly given at the addresses specified in this Agreement or in the case of any party who resides outside Australia, at the address of his agent in Australia (if any). Notices to Vistra Australia or any Nominee shall be given at the address notified to the Client or the Company from time to time. Any notice sent by facsimile or email shall be deemed served when despatched and any notice served by personal delivery shall be deemed served when it is left at the address and any notice served by prepaid post shall be deemed served forty-eight (48) hours after posting if to an address in Australia or five (5) days (including Saturdays) after posting if to an address outside Australia.

Vistra Australia | Level 4, 100 Albert Road, South Melbourne Vic 3205 | Suite 902, Level 9, 146 Arthur Street, Sydney NSW 2060 | T: [*****]

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23.	Counterparts and Electronic Signatures

23.1	This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23.2	To the extent permitted by applicable law, the parties hereto acknowledge and agree that this Agreement and any associated documents (including but not limited to schedules, statements of work, attachments, Orders, proposals and amendments) (together with this Agreement, “Documents”) to be executed pursuant to this Agreement may be executed by an authorised representative of a party by way of a digital or electronic signature inserted with the consent and authorisation of that authorised representative. Any such digital or electronic signature may be relied on as evidence of the valid execution of the Documents to be executed pursuant to this Agreement by that party as if the same had been signed by such authorised representative. Upon a party’s written request, any of the Documents shall be executed by the authorized signatory of the other party with handwritten signature.

24.	Governing Law

The validity, construction and enforceability of this Agreement shall be governed by and construed in accordance with the laws of Australia. Disputes arising out of this Agreement shall be settled by the courts of Australia to whose non-exclusive jurisdiction the parties hereby agree to submit.

25.	Rights of Third Parties

Unless otherwise expressly provided herein, a person who is not a party to this Agreement shall have no to enforce or enjoy the benefit of any terms of this Agreement. The consent of any person who is not a party to this Agreement is not required to rescind or vary this Agreement.

Vistra Australia | Level 4, 100 Albert Road, South Melbourne Vic 3205 | Suite 902, Level 9, 146 Arthur Street, Sydney NSW 2060 | T: [*****]

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SCHEDULE 5

SPECIAL TERMS APPLICABLE TO LEGAL SERVICES

These Special Terms applicable to Legal Services, together with the General Terms and Conditions included in Schedule 4, set out the terms of our offer to provide Legal Services to you and constitute Vistra Legal’s costs agreement and disclosure pursuant to the Legal Profession Uniform Law (NSW) (“the Uniform Law”).

1.	Professional Fees and Scope of Work

1.1	Vistra Legal will charge the Client professional fees for the legal work:

(a)	Based on hourly rates; or

(b)	On a fixed fee basis (per task).

1.2	Hourly rates are provided in Schedule 3.

1.3	A fee or costs estimate is based on Vistra Legal’s current understanding of the work to be undertaken as specified in a Scope of Work Form or an email or any written communication and hourly rates. Should Vistra Legal notice that the work to be undertaken is more significant than expected, Vistra Legal will contact the Client as soon as practical to discuss a new estimate. Any amendment to the scope of work will result in a change of any estimate, which may be amended by written notice including email. A fee estimate is not a fixed fee. The total fees or costs may exceed the estimate. Any reference to a fee is a fee estimate unless expressly stated to be a fixed fee. A fixed fee will not be given when the scope and/or the length of the matter is difficult to ascertain upfront.

1.4	Some of the variables which may affect and change the costs estimate include:

(a)	the number and duration of telephone calls or other communications;

(b)	the Client’s prompt and efficient response to requests for information or instructions;

(c)	whether the Client’s instructions are varied;

(d)	whether documents have to be revised in light of varied instructions;

(e)	the other party’s lawyer or other persons with whom Vistra Legal deals and the level of co-operation of the lawyer’s clients and other persons involved;

(f)	changes in the law; and

(g)	the complexity or uncertainty concerning legal issues affecting the Client’s matter.

1.5	Vistra Legal may delegate to Vistra Australia the invoicing of Vistra Legal Services.

2.	Disbursements

2.1	Vistra Legal may incur disbursements (being money which we pay or are liable to pay to others on your behalf). Disbursements may include search fees, court filing fees, process server fees, expert fees, witness expenses, travel expenses, transcript expenses and barrister’s fees. Where you instruct us to brief an external counsel or other expert and they provide a disclosure and costs agreement we will provide this to you.

3.	Acceptance of Offer

3.1	The Client may accept the Costs Disclosure and Agreement by:

(a)	signing and returning a Scope of Legal Services; or

(b)	continuing to instruct Vistra Legal.

3.2	Upon acceptance the Client agrees to pay for Vistra Legal services on these terms.

3.3	If a representative of the Client is instructing Vistra Legal, the Client confirms the authority of that representative and Vistra Legal assumes that such authority is not revoked unless it has received written notice of that revocation.

Vistra Australia | Level 4, 100 Albert Road, South Melbourne Vic 3205 | Suite 902, Level 9, 146 Arthur Street, Sydney NSW 2060 | T: [*****]

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4.	Interest Charges

4.1	Interest at the maximum rate prescribed in Rule 75 of the Legal Profession Uniform General Rules 2015 (“Uniform General Rules”) (being the Cash Rate Target set by the Reserve Bank of Australia plus 2%) will be charged on any amounts unpaid after the expiry of 30 days after a tax invoice is given to you. Our tax invoices will specify the interest rate to be charged.

5.	Recovery of Costs

5.1	The Uniform Law provides that Vistra Legal cannot take action for recovery of legal costs until 30 days after a tax invoice (which complies with the Uniform Law) has been issued to the Client.

6.	Client Rights

6.1	It is the Client’s right to:

(a)	negotiate a costs agreement with Vistra Legal;

(b)	negotiate the method of billing (e.g. task based or time based);

(c)	request and receive an itemised bill within 30 days after a lump sum bill or partially itemised bill is payable;

(d)	seek the assistance of the designated local regulatory authority (the NSW Commissioner) in the event of a dispute about legal costs;

(e)	be notified as soon as is reasonably practicable of any significant change to any matter affecting costs;

(f)	accept or reject any offer Vistra Legal makes for an interstate costs law to apply to your matter; and

(g)	notify Vistra Legal that the Client requires an interstate costs law to apply to the matter.

6.2	If the Client requests an itemised invoice and the total amount of the legal costs specified in it exceeds the amount previously specified in the lump sum invoice for the same matter, the additional costs may be recovered by Vistra Legal only if:

(a)	when the lump sum invoice is given, Vistra Legal informs the Client in writing that the total amount of the legal costs specified in any itemised invoice may be higher than the amount specified in the lump sum invoice, and

(b)	the costs are determined to be payable after a costs assessment or after a binding determination under section 292 of the Uniform Law.

6.3	If the Client has a dispute in relation to any aspect of Vistra Legal costs the Client has the following avenues of redress:

(a)	in the first instance the Client should discuss its concerns with Vistra Legal so that any issue can be identified and Vistra Legal can have the opportunity of resolving the matter promptly and without it adversely impacting on its business relationship with Vistra Legal; and

(b)	if the process in paragraph (a) fails, the Client may apply to the Manager, Costs Assessment located at the Supreme Court of NSW for an assessment of Vistra Legal costs. This application must be made within 12 months after the bill was provided or request for payment made or after the costs were paid.

7.	Authorisation to Transfer Money from Trust Account

7.1	Vistra Legal may ask the Client to pay monies into a trust account in anticipation of fees or expenses. Unless otherwise agreed with the Client, Vistra Legal may determine not to incur fees or expenses in excess of the amount that Vistra Legal holds in trust on the Client’s behalf or for which credit is approved.

Vistra Australia | Level 4, 100 Albert Road, South Melbourne Vic 3205 | Suite 902, Level 9, 146 Arthur Street, Sydney NSW 2060 | T: [*****]

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7.2	The Client authorises Vistra Legal to receive directly into a trust account any judgment or settlement amount, or money received from any source in furtherance of the legal work, and to pay our professional fees, internal expenses and disbursements in accordance with the provisions of Rule 42 of the Uniform General Rules.

7.3	Where monies were received in trust account, a trust statement will be forwarded to the Client upon completion of the matter.

8.	Retention of Client Documents

8.1	On completion of the scope of work, or following termination (by either party) of Vistra Legal services, Vistra Legal will retain the Client documents for 7 years.

8.2	The Client’s agreement to these terms constitutes the Client’s authority for Vistra Legal to destroy the file after those 7 years, unless a longer prescription period applies. The authority does not relate to any documents which are deposited in safe custody which may, subject to agreement, be retained on the Client’s behalf indefinitely. Vistra Legal is entitled to retain the Client’s documents while there is money owing to Vistra Legal for legal and other costs.

8.3	The Client will be liable for the cost of storing and retrieving documents in storage and Vistra Legal professional fees in connection with this.

9.	Termination

9.1	Vistra Legal may cease to act for the Client or refuse to perform further work, including:

(a)	while any tax invoices for Legal Services remain unpaid;

(b)	if you do not within 7 days comply with any request to pay an amount in respect of disbursements or future costs;

(c)	if you fail to provide us with clear and timely instructions to enable us to advance your matter, for example, compromising our ability to comply with Court directions, orders or practice notes;

(d)	if you refuse to accept our advice;

(e)	if you indicate to us or we form the view that you have lost confidence in us;

(f)	if there are any ethical grounds which we consider require us to cease acting for you, for example a conflict of interest;

(g)	for any other reason outside our control which has the effect of compromising our ability to perform the work required within the required timeframe; or

(h)	if in our sole discretion we consider it is no longer appropriate to act for you; or

(i)	for just cause.

9.2	Vistra Legal will give the Client reasonable written notice of termination of services. The Client will be required to pay Vistra Legal costs and fees incurred up to the date of termination.

9.3	The Client may terminate Vistra Legal Services by written notice at any time. However, if the Client does so the Client will be required to pay Vistra Legal costs and fees incurred up to the date of termination.

9.4	Without affecting any lien to which Vistra Legal is otherwise entitled at law over the Client’s funds, papers and other property:

(a)	Vistra Legal is entitled to retain by way of lien any funds, property or papers of yours, which are from time to time in Vistra Legal’s possession or control, until all costs, disbursements, interest and other moneys due to Vistra Legal have been paid; and

(b)	the lien of Vistra Legal will continue notwithstanding that Vistra Legal ceases to act for the Client.

10.	Jurisdiction

10.1	Notwithstanding anything to the contrary, the provision of Services by Vistra Legal is governed by the laws applicable in New South Wales, Australia.

Vistra Australia | Level 4, 100 Albert Road, South Melbourne Vic 3205 | Suite 902, Level 9, 146 Arthur Street, Sydney NSW 2060 | T: [*****]

This document must be read in conjunction with our Legal and regulatory notice at https://www.vistra.com/notices.

Liability limited by a scheme approved under Professional Standards Legislation

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APPENDIX A

STATEMENT OF WORKS

This Statement of Work is supplemental to the Agreement for Provision of Services by and between _______________________and VISTRA AUSTRALIA dated _______________________ (the “Agreement”), and is attached to, forms part of and is deemed to be incorporated into the Agreement. Unless otherwise defined herein, capitalized terms used in this Statement of Work shall have the same meaning ascribed to them in the Agreement. Any document referred to in this Statement of Work shall form part of this Statement of Work.

Services to be provided:	Additional Company(ies) for which Services will be provided by Vistra under the Services Agreement with _______________________, are as follows:

Company Name	Jurisdiction	Date of Incorporation	Company No.#
1

***Fiduciary Services / Nominee Directorship Services [REMOVE IF NOT APPLICABLE]

Put an “X” in the box where Vistra is required to provide fiduciary Services (specifically, nominee directorship Services) and in such case, the paragraph below shall apply. ☐

Where Vistra or a Nominee acts as a director(s) of the Company(ies), Vistra and the Nominee shall each be entitled to obtain and provide certain Client and/or Company information, including any required tax filings, to the relevant (tax) authorities as may be required by any applicable laws and/or regulations and/or direct to one or more foreign tax authorities (under the terms of the relevant legislation and regulation or, as the case may be, the mechanisms of the particular exchange agreement concerned) who, in each case may in turn similarly pass all or part of such information to one or more foreign tax authorities.

Start date of Services and term:	Start date: Term:
Business activities of the Company(ies) and geographical location of those activities:	Business activities: Geographical location of activities:
Fees and fee structure:
Any other points to be included:

Client Acknowledgement:

Signature
Name:
Company
Date:

Vistra Australia | Level 4, 100 Albert Road, South Melbourne Vic 3205 | Suite 902, Level 9, 146 Arthur Street, Sydney NSW 2060 | T: [*****]

This document must be read in conjunction with our Legal and regulatory notice at https://www.vistra.com/notices.

Liability limited by a scheme approved under Professional Standards Legislation

22 of 22